U.S. SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                           FORM 5
         Annual Statement of Changes in Beneficial Ownership

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
 Section 17(a) of the Public Utility Holding Company Act of 1935 or
 Section 30(f) of the Investment Company Act of 1940


 ___	Check this box if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instructions 1(b).
 ___	Form 3 Holdings Reported
 ___	Form 4 Transactions Reported

 1.	Name and Address of Reporting Person

   	Smith, Jr. Dennis M.
	   5852 Clifton Avenue
	   Jacksonville, FL  32211

 2.	Issuer Name and Ticker or Trading Symbol

   	Immucor, Inc./BLUD

 3.	IRS or Social Security Number of Reporting Person (Voluntary)

   	###-##-####

 4.	Statement for Month/Year

   	5/98

 5.	If Amendment, Date of Original (Month/Year)

   	NA

 6.	Relationship of Reporting Person to Issuer (check all applicable)

   	X	Director
		  Officer (give title below)
		  10% Owner
		  Other (specify below)


TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially
          Owned

 1.	Title of Security   (Instr.3)

   	Common Stock, $ .10 par value

 2.	Transaction Date (Month/Day/Year)

   	NA

 3.	Transaction Code (Instr. 8)

   	NA

 4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

   	Amount		(A) or (D)	Price
	   NA

 5.	Amount of Securities		6. Ownership Form:	          	7.  Nature of Indirect
	   Beneficially Owned at		  Direct (D) or Indirect (I)     Beneficial Ownership
	   End of Issuer's Fiscal		 (Instr. 4)			                  (Instr. 4)
	   Year (Instr. 3 and 4)

   	35,312 (as previously reported)  	D

 TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

 1.	Title of Derivative Security (Instr. 3)

   	Stock Option - Right to buy

 2.	Conversion or Exercise Price of Derivative Security

   	$8.875 per share

 3.	Transaction Date (Month/Day/Year)

   	4/15/98

 4.	Transaction Code (Instr. 8)

   	T

 5.	Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)

    (A) 	  		(D)
    10,000			NA

 6.	Date Exercisable and Expiration Date (Month/Day/Year)

   	Date Exercisable  		Expiration Date
	   4/15/00		       	   4/14/08

 7.	Title and Amount of Underlying Securities (Instr. 3 and 4)

	   Title		                      			Amount or Number of Shares
	   Common Stock, $.10 par value	   10,000

 8.	Price of Derivative Security (Instr. 5)

   	NA

 9.	Number of Derivative Securities Beneficially Owned at End of Year
    (Instr. 4)

   	10,000

10.	Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
    (Instr. 4)

   	D

11.	Nature of Indirect Beneficial Ownership (Instr. 4)

   	NA

Explanation of Responses:

Stock options are Exercisable 50% on 4/15/00, and 25% on 4/15/01 and 4/15/02.


/s/ Dennis M. Smith, Jr.
Signature of Reporting Person

7/7/98
Date